Exhibit 99.1


Friday November 20, 8:02 am Eastern Time

Company Press Release

STAR BANC CORPORATION AND FIRSTAR CORPORATION MERGER COMPLETED

MILWAUKEE and CINCINNATI--(BUSINESS WIRE)-- Nov. 20, 1998-- Star Banc Corporation (NYSE:STB - news) and Firstar Corporation (NYSE:FSR - news) announced that their merger is effective today, Friday, November 20, 1998. As of today, the combined companies will be called "Firstar Corporation" and its common stock will trade on the New York
Stock Exchange under the ticker symbol "FSR." This announcement was made by Jerry A. Grundhofer, president and chief executive officer of Firstar Corporation.

Grundhofer commented, "We are pleased to welcome the customers and shareholders of these two fine companies to a new organization. The merging of these two first-class banks creates a leading provider of financial services in the Midwest region, with the ability to offer greater financial strength, a broader range of products and services, stronger technology and greater efficiency to our customers and communities. This merger provides unmatched economic benefits for shareholders and will position the new Firstar strategically to operate on a new and higher level of banking going forward. In the coming months, we look forward to introducing our customers in Wisconsin, Minnesota, Iowa, Illinois and Arizona to our "Five Star Service Guarantee" and "24-Hour Banking System." Our customers in Ohio, Kentucky, Indiana and Tennessee will be introduced to such enhancements as new credit card products and small business products and services, in addition to other new products. Importantly, all customers of the new Firstar will benefit from our new and enhanced offering of industry-leading consumer, commercial and trust financial services and products."

The new company is headquartered in Milwaukee, Wisconsin and has approximately $38 billion in total assets. The new Firstar ranks as the 21st largest bank in assets and the 14th in market capitalization as of September 30, 1998, among U.S. bank holding companies.

In accordance with the terms of the merger agreement, Star Banc Corporation shareholders will receive one share of new Firstar stock for each share of Star Banc stock they owned as of close of business on November 19, 1998. Firstar shareholders will receive 0.76 shares in the new Firstar for each share of Firstar that they owned as of close of business on November 19, 1998. This exchange of stock will be made automatically for those shareholders holding their shares in brokerage accounts or in a dividend reinvestment plan. Firstar's stock transfer division area will inform those holding shares in their own names as to how to exchange shares.

Firstar Corporation is a $38 billion bank holding company with 720 full-service banking offices in Ohio, Wisconsin, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee and Arizona. Firstar offers a full complement of consumer, commercial and trust financial services and products. Firstar, a leader in high quality customer service and relationship banking, was the first bank in the U.S. to offer a fully integrated 24-Hour Banking System in 1995. Firstar's 24-Hour Banking System includes branch banking, voice activated phone banking, PC banking, Super
ATMs, video kiosk banking and Internet Banking. Firstar's Internet Banking is available to customers through a state-of-the-art on-line real time system which enables customers to access their total banking relationship, at no charge, through their personal computer. In 1996, Firstar was the first bank to offer its Five Star Service Guarantee which assures customers of certain key banking benefits and services or customers will be paid for their inconvenience. Firstar's
Internet address is http://www.firstar.com. Firstar was founded in 1853.

Contact:

Firstar Corporation
Steve Dale (Media), 513/632-4524
Joe Messinger (Analysts), 414/765-5235